Property Management Agreement

Form Serial Number: ***095126-200159-8986284***

This Property Management Agreement is made between

Arrived Homes Series Lierly LLC, hereafter called "Owner," and

Blue Canopy Realty, hereafter called "Managing Agent."

WITNESSETH in consideration of the terms, conditions, and covenants hereafter set forth, the parties hereby mutually agree as follows:

1. EXCLUSIVE AGENCY: Owner hereby appoints Managing Agent, and Managing Agent accepts the appointment, to manage the following described Property on the terms and conditions contained in this Property Management Agreement.
Description: ***1 single family home with 3 bedrooms, 2 bathrooms and a 2 car garage***
Address: ***4203 W. Lierly Ln, Fayetteville, Ar 72704***

2. TERM: The term of this Property Management Agreement is a period of ***12 months*** months beginning on the (month) ***September*** (day) ***1***, (year) ***2020***, and continuing until the (month) ***September*** (day) ***1***, (year) ***2021***, unless otherwise terminated as provided herein. Owner may terminate this Property Management Agreement at any time during the first year by giving Managing Agent ***30*** days advance written notice and by compensating Managing Agent with the payment of an additional service fee ("Cancellation Fee") equal to ***$500.00***. This Cancellation Fee shall be paid upon Owner's delivery of the notice. In the event the termination is caused by the sale of the Property, Owner shall owe the cancellation fee set forth in Paragraph 13. During the term of this Property Management Agreement or any automatic renewals hereof, either party may terminate this Property Management Agreement by giving thirty (30) days written notice prior to the expiration of the term or any automatic renewals hereof. Managing Agent is granted a maximum of sixty (60) days after termination of this Property Management Agreement to process all outstanding obligations committed against the Property and to render a final accounting to Owner per Paragraph 11.

3. OWNER RESPONSIBILITIES: Owner agrees the address for notices to Owner from Managing Agent shall be ***999 3rd Ave. Suite 3300 Seattle, Wa 98104***. Owner assumes sole responsibility for checking for correspondence from Managing Agent at the above address. Any delivery by Managing Agent of correspondence, municipal notices, service of process, or other information shall be deemed effectively delivered to Owner by Managing Agent so long as Managing Agent has, within two (2) business days of receipt, deposited such information in the United States mail, with sufficient postage to ensure delivery, addressed to Owner at the above address. If Managing Agent so performs, Owner agrees that, notwithstanding any statute, rule, regulation or provision of common law, Managing Agent has discharged all fiduciary, contract and other duties to Owner, Managing Agent not having further obligation. In addition, if Owner is not an Arkansas citizen or domestic Arkansas entity, Owner shall deliver to Managing Agent all filings required by Arkansas law to eliminate the need for income tax withholding, including without limitation filings with the Arkansas Department of Finance and Administration pursuant to Act 1982 of 2005 (and regulations thereunder), or, in the alternative, Owner understands, acknowledges, agrees and instructs Managing Agent to withhold for taxation purposes all sums required by law and, in addition, agrees to reimburse Managing Agent for all tax or accounting expenses incurred in determining the withholding amount and for preparation and filing of applicable forms. Owner warrants and represents to Managing Agent that no withholding is required from any rentals or other disbursements to Owner in that Owner has United States citizenship status, pursuant to the Foreign Investment in Real Property Taxation Act (FIRPTA) or otherwise under state and federal law, it being the obligation of Owner to file all state and federal tax returns applicable to Owner and the Property (and income therefrom) and to pay all applicable taxes in connection therewith.

4. RENEWAL: Unless otherwise terminated in accordance with Paragraph 2, this Property Management Agreement is automatically renewed for successive periods of one (1) year each thereafter, until terminated as herein provided.

5. MANAGING AGENT RESPONSIBILITY: Managing Agent agrees to:

a. Use diligence in the management of the Property and to furnish the usual supervisory service of its organization for renting, leasing, operating, maintaining, and managing the Property upon the terms herein provided.

b. Render each month, with respect to current month, monthly statements of receipts and disbursements in connection with the operation of the Property; property management fees to be disbursed to Broker within 30 days of receipt.

c. Provide experienced assistance and recommendations to Owner in connection with annual budgets and analysis of operating results.

d. Comply with all Fair Housing laws and provide equal services to all persons regardless of race, color, religion, sex, handicap, familial status sexual orientation or national origin.

Form Serial Number: *095126-200159-8986284*

6. **OWNER AGREEMENT:** Owner hereby gives to Managing Agent the following authority and powers and agrees to bear the expenses in connection therewith:

a. To do and perform or cause to be performed all acts and things necessary, required, or desirable to ensure the proper and efficient rental, management, operation and maintenance of the Property.

b. To sign, renew, or cancel leases and/or rental agreements for and in the name of Owner as Owner's exclusive leasing agent for the Property. Owner authorizes Managing Agent to advertise and market the Property as follows:

☒ (i) at a monthly rental of $***1,600.00*** per month; Owner and Managing Agent further agree that no lease or rental agreement at a monthly rent of less than $***1,600.00*** per month shall be executed by Managing Agent without the consent of Owner, or

☐ (ii) See at rental rates provided on the attached rate list per unit.

c. To receive all monthly rents due from tenants of the Property and in connection therewith to request, demand, collect, and receive any and all charges or rents that become due to Owner.

d. To advertise the availability of rental of the Property or any part thereof, and display "For Rent" or "For Lease" and other similar signs upon the Property subject to compliance with any ordinances or restrictions applicable to the Property.

e. To make or cause to be made and to supervise repairs and alterations, and to do decorating on the Property, including but not limited to exterior and interior cleaning, painting, and decorating, plumbing, carpentry, and other such normal maintenance and repair work as may be necessary. Notwithstanding any other provision of this Property Management Agreement to the contrary, Managing Agent agrees to secure the prior approval of Owner on all expenditures in excess of $***400.00*** for any one item except monthly or recurring operating charges and emergency repairs in excess of the maximum, if in the opinion of Managing Agent such repairs are necessary service to the Property and/or tenant.

f. To hire, discharge, and supervise all labor and employees required for the operation and maintenance of the Property, it being agreed that all employees shall be deemed employees of Owner or of the contractor retained by Managing Agent for Owner, and not of Managing Agent. Managing Agent may perform any duties through attorneys, agents, or employees hired by Owner and shall not be responsible for their acts, defaults or negligence. Managing Agent shall not be liable to Owner for any error of judgment or for any mistake of fact or law, or for anything that Managing Agent may do or refrain from doing hereafter except in case of willful misconduct or gross negligence.

g. To make such contracts for water, electricity, gas, telephone, vermin extermination, furnace and air conditioning repair, waste disposal, labor and other services or such of them as Managing Agent shall deem advisable, and to place purchase orders for such equipment, tools, appliances, materials and supplies as Managing Agent deems necessary. All such contracts and orders so entered into shall be made in the name of Owner.

h. Owner acknowledges and agrees that Managing Agent is not responsible for the condition of the property and expressly and unconditionally agrees to release, hold harmless and indemnify Managing Agent for any causes of action arising out of this lease, related to the condition of the property or regarding damage or injury to persons or property, or regarding any suit by any tenant, licensee, invitee or trespasser for damage to persons or property on or about the property.

Owner agrees to release, indemnify and hold Managing Agent harmless from any act of omission or commission concerning service upon Managing Agent of any papers, notices, subpoenas, summons, or other legal documentation regarding an alleged violation of any state, federal, municipal or other law, regulation or directive, on or about the Property (collectively, a "Code Notice"). Further, Owner agrees to release, indemnify, and hold Managing Agent harmless and not to allege any negligent conduct on the part of Managing Agent if, within two (2) business days after receipt of a Code Notice by Managing Agent, on behalf of Owner, the Code Notice is forwarded to Owner by certified United States mail. Owner assumes sole responsibility for, at all times, furnishing Managing Agent with written notice of a current address for Owner serviced by the United States Post Office, the initial address being: ***999 3rd Ave. Suite 33000, Seattle, Wa 98104***

Form Serial Number: *095126-200159-8986284*

7. SEPARATE OWNER'S FUNDS: Managing Agent shall establish and maintain, in a bank, whose deposits are insured by the Federal Deposit Insurance Corporation, a trust account for Managing Agent's Owner's fund with authority to Managing Agent to draw thereon for any payments to be made by Managing Agent to discharge any liabilities or obligations of Owner incurred pursuant to and subject to the limitations of this Property Management Agreement. Owner shall forward funds to Managing Agent in an amount deemed sufficient by Managing Agent to provide for all sums due and payable by Owner as operating expenses authorized to be incurred under the terms of this Property Management Agreement. Managing Agent may make periodic payments to Owner of funds in said owner's fund that are in excess of that amount deemed necessary by Managing Agent to meet operational expenses, subject to the limitations, however, that any such payments shall not affect Owner's obligation hereunder to hereafter furnish sufficient funds to Managing Agent to meet operational expenses should such additional deposits be deemed necessary by Managing Agent.

8. HOLD HARMLESS AGREEMENT: Owner agrees, at Owner's expense, to indemnify and hold Managing Agent harmless from any claims or damages, including, but not limited to costs, expenses, and reasonable attorney's fees and accounts thereof, that may be made by anyone in connection with the management of the Property and/or injuries suffered by employees or any person whomsoever, and to carry, at Owner's expense, Comprehensive General Liability Insurance with minimum limits of $300,000 death or injury, and $100,000 Property damage. Owner understands such minimal limits may not protect Owner from all liabilities facing owners of rental property. Owner agrees to seek the advice of Owner's legal counsel and insurance agent to determine the appropriate types and amounts of insurance coverage necessary to fully protect Owner. Owner agrees to deliver to Managing Agent an insurance binder naming Managing Agent as an additional insured under Owner's policies at Owner's expense prior to the effective date of this Property Management Agreement. In the event this insurance is ever canceled, a thirty (30) day written notice of cancellation will be sent to the offices of Managing Agent, and Managing Agent is specifically authorized to place, at Owner's expense, liability coverage if a copy of any existing liability policy is not furnished to Managing Agent within thirty (30) days after the effective date of this Property Management Agreement.

9. TYPES OF AGENCY: Owner fully understands the agency options available below and agrees that Managing Agent will be the agent of Owner under the provisions of this Property Management Agreement and all obligations or expenses incurred thereunder shall be for the account, on behalf, and at the expense of Owner. Owner authorizes Managing Agent to lease the Property utilizing the agency options selected below. However, Managing Agent will present to Owner all offers to lease received regardless of agency options selected.

In addition to Managing Firm leasing the Property to prospective Lessees, Owner chooses to allow the Managing Agent to use the following options (Choose as many options as desired to lease the Property): **(check all that apply)**

☐ **A. Lessor Agency:** Lessor agency is when the Owner is represented exclusively by the Managing Agent and the Lessee is not represented by a separate agent.

☐ **B. Lessee Agency:** Owner acknowledges Managing Agent is employed by Owner and Lessee's agent is employed by Lessee. All licensees associated with Lessee agent's firm are employed by, represent, and are responsible to Lessee.

☒ **C. Dual Agency:** Owner hereby consents that Managing Agent may represent both Owner and Lessee in any transaction to lease the Property. Should this situation arise, Owner and Managing Agent agree to the following:

(i) The Managing Agent shall not be required to and shall not disclose to either Owner or Lessee any personal, financial or other confidential information about the other party without that party's express written consent. This restriction excludes information related to material Property information that is known to Managing Agent and other information that must at the Managing Agent's discretion be disclosed.

(iI) By selecting this option 9C, Owner acknowledges that when Managing Agent represents both Owner and Lessee, a possible conflict of interest exists and Owner agrees to forfeit individual rights to receive the undivided loyalty of the Managing Agent.

(iiI) Any claim now or hereafter arising out of any conflicts of interest from Managing Agent's representation of both Owner and Lessee is waived.

☐ **D. Non-Agency:** See Non-Representation Disclosure Addendum

Form Serial Number: *095126-200159-8986284*

10. **BANKRUPTCY/FORECLOSURE:** In the event a petition in bankruptcy and/or foreclosure is filed by or against Owner, or in the event Owner shall make an assignment for the benefit of creditors, take advantage of an insolvency act or otherwise seek some form of debtor relief, Managing Agent may terminate this Property Management Agreement upon three (3) days notice to Owner. If Owner shall breach obligation hereunder and such breach remains uncured for a period of thirty (30) days after receipt by Owner of notice of such breach, then Managing Agent may forthwith terminate this Property Management Agreement.

11. **FINAL ACCOUNTING:** Upon termination of this Property Management Agreement, pursuant to the provisions hereof, Managing Agent shall have a maximum of sixty (60) days in which to process all outstanding obligations committed against the Property and to render a final accounting to Owner. It is expressly understood that notwithstanding any termination of this Property Management Agreement, Owner shall account to Managing Agent for any sums payable by Owner and occurring prior to termination.

12. **WAIVER:** Owner agrees to waive all rights of action of any type against Managing Agent for damages caused or allegedly caused by Managing Agent, its employees, subcontractors, or any other party acting on its behalf.

13. **MANAGING AGENT'S FEES:** Owner agrees to pay Managing Agent an initial amount of *25% of the 1st months rent*. Owner agrees to pay thereafter $*0.00* per month, or *Seven* percent (*7*%) of monthly rents collected, whichever is greater, throughout the term of this Property Management Agreement. Managing Agent will retain *0*% of late fees collected. Managing Agent will keep any insufficient fund fees. In the event the Property is sold or exchanged during the term of this Property Management Agreement by any person including Owner, to any person, firm or corporation who has rented or leased the Property, Managing Agent shall be entitled to a professional fee equal to *Zero* percent (*0*%) of the gross sales price.

14. **OTHER PROVISIONS:**

4.) This agreement does not automatically renew.

12.) Wavier: is hereby modified to add "except to the extent the damages are caused by the negligence of Managing Agent or its employees" to the end of the sentence.

13.) Managing Agent's Fee: initial amount is waived if Managing Agent secures tenant.

See attached addendum.

15. **GOVERNING LAW:** This Property Management Agreement shall be governed by the laws of the State of Arkansas.

16. **SEVERABILITY:** The invalidity or unenforceability of any provisions of this Property Management Agreement shall not affect the validity or enforceability of any other provision of this Property Management Agreement, which shall remain in full force and effect.

17. **MERGER CLAUSE:** This Property Management Agreement, when executed by both Owner and Managing Agent, shall contain the entire understanding and agreement between Owner and Managing Agent with respect to all matters referred to herein and shall supersede all prior or contemporaneous agreements, representations, discussions and understandings, oral or written, with respect to such matters. This Property Management Agreement shall not supersede any agency agreements entered into by Owner and Managing Agent and Listing Firm or Selling Firm.

18. **ATTORNEY'S FEES:** Should Owner and Managing Agent initiate any type of administrative proceeding, arbitration, mediation or litigation against the other (or against an agent for the initiating party or agent for the non-initiating party), it is agreed by Owner and Managing Agent (aforementioned agents being third-party beneficiaries of this Paragraph 18) that all prevailing party (or parties if more than one) shall be entitled to an award of all costs and attorney's fees incurred in prosecution or defense of such initiated action against the non-prevailing party (or parties if more than one).

19. **COUNTERPARTS:** This Property Management Agreement may be executed in multiple counterparts each of which shall be regarded as an original hereof but all of which together shall constitute one in the same.

20. **TIME:** Owner and Managing Agent agree time is of the essence with regard to all times and dates set forth in this Property Management Agreement. Unless otherwise specified, days as it appears in this Property Management Agreement shall mean calendar days. Further, all times and dates refer to Arkansas Central time and date.

21. LICENSEE DISCLOSURE: Check all that apply:

One or more parties to this Property Management Agreement hold a valid Arkansas Real Estate License:

☐ Owner(s) ☒ Managing Agent ☐ Both

THIS IS A LEGALLY BINDING AGREEMENT WHEN SIGNED BY THE PARTIES BELOW. READ IT CAREFULLY. YOU MAY EMPLOY AN ATTORNEY TO DRAFT THIS FORM FOR YOU. IF YOU DO NOT UNDERSTAND THE EFFECT OF ANY PART, CONSULT YOUR ATTORNEY BEFORE SIGNING. REAL ESTATE AGENTS CANNOT GIVE YOU LEGAL ADVICE. THE PARTIES SIGNED BELOW WAIVE THEIR RIGHT TO HAVE AN ATTORNEY DRAFT THIS FORM AND HAVE AUTHORIZED THE REAL ESTATE AGENT(S) TO FILL IN THE BLANKS ON THIS FORM.

THIS FORM IS PRODUCED AND COPYRIGHTED BY THE ARKANSAS REALTORS® ASSOCIATION. THE SERIAL NUMBER BELOW IS A UNIQUE NUMBER NOT USED ON ANY OTHER FORM. THE SERIAL NUMBER BELOW SHOULD BE AN ORIGINAL PRINTING, NOT MACHINE COPIED, OTHERWISE THE FORM MAY HAVE BEEN ALTERED. DO NOT SIGN THIS FORM IF IT WAS PREPARED AFTER DECEMBER 31, 2020.

FORM SERIAL NUMBER: *095126-200159-8986284*

This Property Management Agreement shall be binding upon the successors and the assigns of Managing Agent and the heirs, administrators, executors, successors, and assigns of Owner.

IN WITNESS WHEREOF, the parties hereto have affixed or caused to be affixed their respective signatures this (month)____________________(day)_______, (year) ______________.

Signature: ______________________	Signature: ______________________
Printed Name: *Arrived Homes Series Lierly LLC* **Owner**	Printed Name: ______________________ **Owner**
Mailing Address: *999 3rd Ave. Suite 3300* *Seattle, Wa 98104*	Mailing Address: ______________________
e-mail address: ______________________	e-mail address: ______________________
Home Phone: ______________________	Home Phone: ______________________
Work Phone: ______________________	Work Phone: ______________________

Blue Canopy Realty

Management Firm Name:

Signature: ______________________	Signature: ______________________
Printed Name: *Joseph Terrien* **Principal or Executive Broker**	Printed Name: *Blue Canopy Realty* **Managing Agent**